EXHIBIT 99.1
CONTACTS:	Gary A. Harmon Chief Financial Officer (706) 876-5851 gary.harmon@dixiegroup.com

THE DIXIE GROUP REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 28, 2005) -- The Dixie Group, Inc. (Nasdaq/NM:DXYN) today reported income from continuing operations of $1,872,000, or $0.15 per diluted share, for the first quarter ended March 26, 2005, compared with income from continuing operations of $1,976,000, or $0.16 per diluted share, for the first quarter of 2004. Sales for the first quarter of 2005 were $72.0 million, up 12% from sales of $64.4 million in the year-earlier quarter.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, "The first quarter results reflected an 18% gain in our total carpet sales, including a 19% increase in revenue from residential carpet products and a 16% increase in revenue from commercial carpet products. Over half of our carpet revenue growth was from our Dixie Home brand, which continues to meet or exceed our expectations.

"We are pleased with our profit performance; however, comparisons with the year-earlier period were affected by certain items that occurred in the first quarter last year that were not repeated in the first quarter of 2005. These items included the effect of a $1.0 million LIFO inventory liquidation and $700,000 of other income items that together increased first quarter 2004 income from continuing operations by approximately $1.0 million, or $0.08 per diluted share. Excluding these items, results for the first quarter of 2005 reflect significant improvement.

"Our order entry and sales have been very strong during the first four weeks of the second quarter of 2005, with carpet sales improving to reflect year-over-year revenue gains of 19% for the year to date through April 23, 2005. We are optimistic that our revenue growth will continue well above that of the carpet industry as a whole this year and we continue to expect total sales in 2005 to increase about 15% over last year," Frierson concluded.

Results related to discontinued operations reflected income of $422,000, or $0.03 per diluted share, in the first quarter of 2005 compared with a loss $259,000, or $0.02 per diluted share, in the first quarter of 2004. Including discontinued operations, the Company reported net income of $2,294,000, or $0.18 per diluted share, in the first quarter of 2005 compared with net income of $1,717,000, or $0.14 per diluted share, in the first quarter of 2004.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at (www.earnings.com). The simulcast will begin at approximately 11:00 a.m. Eastern Time on April 28, 2005. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen only telephonic conference will be available by dialing 913-981-5571 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing 719-457-0820 and entering 9924196 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Income
(unaudited; in thousands, except earnings per share)

	Three Months Ended

	March 26, 2005	March 27, 2004

NET SALES	$72,034	$64,404
Cost of sales	49,991	42,882

GROSS PROFIT	22,043	21,522
Selling and administrative expenses	17,799	17,586
Other operating income	(85)	(18)
Other operating expense	36	74

OPERATING INCOME	4,293	3,880

Interest expense	1,402	1,494
Other income	(92)	(792)
Other expense	20	---

Income from continuing operations before income taxes	2,963	3,178
Income tax provision	1,091	1,202

Income from continuing operations	1,872	1,976
Loss from discontinued operations, net of tax	(412)	(338)
Income on disposal of discontinued operations, net of tax	834	79

NET INCOME	$2,294	$1,717

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.15	$0.16
Discontinued operations	(0.03)	(0.03)
Disposal of discontinued operations	0.07	0.01

Net income	$0.19	$0.14

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.15	$0.16
Discontinued operations	(0.03)	(0.03)
Disposal of discontinued operations	0.06	0.01

Net income	$0.18	$0.14

Weighted-average shares outstanding:
Basic	12,270	11,960
Diluted	12,853	12,421

HE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 26, 2005	December 25, 2004

ASSETS	(Unaudited)
Current Assets
Accounts receivable, net	$32,930	$33,276
Inventories	59,606	57,992
Other	12,087	15,286

Total Current Assets	104,623	106,554

Net Property, Plant and Equipment	78,406	76,337
Goodwill	55,604	55,604
Other Assets	9,518	9,782

TOTAL ASSETS	$248,151	$248,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$39,447	$38,788
Current portion of long-term debt	9,164	9,156

Total Current Liabilities	48,611	47,944

Long-Term Debt
Senior indebtedness	35,224	36,538
Capital lease obligations	4,851	5,539
Convertible subordinated debentures	24,737	24,737
Other Liabilities	12,442	13,087
Deferred Income Taxes	8,533	9,595
Stockholders' Equity	113,753	110,837

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$248,151	$248,277